Exhibit 99.1
Ellington Financial Inc. Reports First Quarter 2022 Results
OLD GREENWICH, Connecticut—May 5, 2022
Ellington Financial Inc. (NYSE: EFC) (the "Company") today reported financial results for the quarter ended March 31, 2022.
Highlights
•Net loss of $(9.9) million, or $(0.17) per common share.
•Core Earnings1 of $23.2 million, or $0.40 per share.
•Book value per common share as of March 31, 2022 of $17.74, including the effects of dividends of $0.45 per common share for the quarter.
•Credit strategy gross income of $16.5 million for the quarter, or $0.28 per share.
•Agency strategy gross loss of $(20.1) million for the quarter, or $(0.34) per share.
•Dividend yield of 10.7% based on the May 4, 2022 closing stock price of $16.86 per share, and monthly dividend of $0.15 per common share declared on May 2, 2022.
•Debt-to-equity ratio of 3.2:1 and recourse debt-to-equity ratio of 2.3:12 as of March 31, 2022.
•Cash and cash equivalents of $363.5 million as of March 31, 2022, in addition to other unencumbered assets of $632.5 million.
•Issuance of $210 million of 5.875% senior unsecured notes due April 2027.
First Quarter 2022 Results
"Despite elevated volatility, soaring interest rates, and weakness in most equity and fixed income markets, Ellington Financial experienced only a moderate book value decline in the first quarter, thanks to our hedging strategies and diversified portfolio, together with the outperformance of several of our credit strategies," said Laurence Penn, Chief Executive Officer and President.
"We continued to reap significant benefits from our loan portfolios in the first quarter, as they not only generated positive returns, but thanks to their short duration, they also continued to supply us with a steady stream of recyclable capital through paydowns and payoffs. Also during the quarter, we executed on a series of strategic financing transactions which, combined with the capital returned through portfolio paydowns, have provided us with significant dry powder to deploy, just as we see reinvestment yields rising rapidly and pricing dislocations emerging in various sectors.
"On the final day of the quarter, we successfully completed a $210 million 5-year senior unsecured note offering, which was NAIC-1 rated and priced at a spread of 3.32% to the 5-year Treasury. The offering was timely, as the cost of capital on the notes is significantly lower than the returns we are seeing on new investments. As a result, we expect this offering to be accretive to earnings in the months ahead. In addition, through April we have completed three loan securitizations so far this year, which has locked in additional long-term non-mark-to-market financing on both our non-QM mortgage portfolio and our consumer loan portfolio.
"Moving forward, our strong balance sheet and ample liquidity should allow us to capitalize on the many highly attractive investment opportunities we are seeing, particularly in our proprietary loan pipelines. Furthermore, our loan originator affiliates, with the support of Ellington Financial behind them, should now be in a prime position to grow their market share and visibility, as some of their competitors have been forced to scale back operations in the face of losses triggered by rapidly rising interest rates."
1 Core Earnings is a non-GAAP financial measure. See "Reconciliation of Net Income (Loss) to Core Earnings" below for an explanation regarding the calculation of Core Earnings.
2 Excludes repo borrowings at certain unconsolidated entities that are recourse to us. Including such borrowings, the Company's debt-to-equity ratio based on total recourse borrowings was 2.5:1 as of March 31, 2022.

Financial Results
The Company's total long credit portfolio3 grew by 11% in the first quarter, to $2.301 billion as of March 31, 2022. The quarter-over-quarter increase was driven primarily by continued growth of its non-QM, residential transition, and small balance commercial mortgage loan strategies. The Company’s portfolio of consumer loans declined sequentially due to the successful completion of a loan securitization, while opportunistic sales of CLOs decreased the size of that portfolio. Over the same period, the Company’s total long Agency RMBS portfolio decreased by 11% to $1.502 billion, driven by net sales, paydowns, and mark-to-market declines.
The Company's overall debt-to-equity ratio, adjusted for unsettled purchases and sales, increased to 3.2:1 as of March 31, 2022, as compared to 2.8:1 as of December 31, 2021, driven primarily by increased borrowings on its larger credit portfolio and by the senior unsecured note issuance on the final day of the quarter. Similarly, the Company’s recourse debt-to-equity ratio, adjusted for unsettled purchases and sales, also increased over the course of the quarter, to 2.3:12 from 2.0:1.
The Company's credit strategy generated total gross income of $16.5 million, or $0.28 per share, while its Agency strategy generated a gross loss of $(20.1) million or $(0.34) per share.
During the quarter, the Company’s CMBS, non-Agency RMBS, residential re-performing loan, CLO, and corporate debt and equity strategies had the highest returns on allocated equity, inclusive of related hedges. Meanwhile, strong net interest income4 drove positive results in its short-duration loan portfolios, including small balance commercial mortgage loans, residential transition loans, and consumer loans. In addition, the Company’s portfolio of retained non-QM tranches appreciated during the quarter, driven by substantial appreciation of its non-QM interest-only securities, as rising mortgage rates led to lower actual and projected prepayment speeds. The Company also had significant net gains on its interest rate hedges.
In contrast, rapidly rising interest rates and widening yield spreads generated significant net unrealized losses on the Company’s unsecuritized non-QM loans, while also compressing gain-on-sale margins for the Company's loan originator affiliates. LendSure, while still profitable for the quarter, revised downward its earnings projections for 2022, and Longbridge generated a net loss for the quarter. As a result, the Company experienced a significant unrealized loss on its strategic investments in loan originators. Importantly, Longbridge's net loss was due to a reduction in the value of its MSR portfolio, whereas its origination segment was still profitable during the quarter.
The first quarter was challenging for leveraged Agency RMBS portfolios. Volatility increased, interest rates rose sharply, and the yield curve flattened significantly, as the market reacted to revised expectations for the Federal Reserve, which signaled a faster interest rate hiking cycle and an accelerated pace of balance sheet runoff. Rapidly rising inflation and geopolitical uncertainty further contributed to the volatility, and the MOVE index, which measures interest rate volatility, reached its highest level since the 2020 COVID liquidity crisis.
Agency RMBS experienced significant duration extension with interest rates materially higher, while the volatility drove significant widening in yield spreads. Agency RMBS prices declined sharply during the quarter, and Agency RMBS significantly underperformed U.S. Treasury securities and interest rate swaps. As a result, net realized and unrealized losses on the Company’s Agency RMBS exceeded net interest income and net realized and unrealized gains on interest rate hedges, and the Company had a significant net loss for the quarter in its Agency strategy, on a mark-to-market basis.
Since the Company's specified pools are relatively seasoned they offer both prepayment protection and extension protection relative to their TBA counterparts, which are now beginning to include newer issue, more prepayment-sensitive pools. While the surge in mortgage rates during the quarter caused the value of prepayment protection to fall substantially, it also enhanced the value of extension protection. After taking into account these partially offsetting factors, pay-ups for the Company’s existing specified pool portfolio declined over the course of the quarter. However, the Company net sold pools during the quarter, and these net sales generally consisted of pools with lower payups. Overall, average pay-ups for the Company's specified pool portfolio declined only slightly quarter-over-quarter, to 0.59% as of March 31, 2022, as compared to 0.82% as of December 31, 2021.
During the quarter, the Company continued to hedge interest rate risk through the use of interest rate swaps and short positions in TBAs, U.S. Treasury securities, and futures. Additionally, the Company continued to maintain a long TBA portfolio concentrated in lower coupons.
3 Includes REO at the lower of cost or fair value. Excludes hedges and other derivative positions, as well as tranches of the Company's consolidated non-QM securitization trusts that were sold to third parties, but that are consolidated for U.S. GAAP reporting purposes. Including such tranches, the Company's total long credit portfolio was $3.5 billion as of March 31, 2022.
4 Excludes any interest income and interest expense items from Interest rate hedges, net and Credit hedges and other activities, net.

The following tables summarize the Company's investment portfolio holdings as of March 31, 2022 and December 31, 2021:
Credit Portfolio(1)

	March 31, 2022		December 31, 2021
($ in thousands)	Fair Value	%	Fair Value	%
Dollar Denominated:
CLOs(2)	$45,549	1.3%	$60,903	2.0%
CMBS	31,111	0.9%	25,643	0.8%
Commercial mortgage loans and REO(4)(5)	516,810	14.8%	387,165	12.8%
Consumer loans and ABS backed by consumer loans(2)	110,167	3.1%	153,124	5.1%
Corporate debt and equity and corporate loans	16,651	0.5%	20,128	0.7%
Debt and equity investments in loan origination entities(3)	135,420	3.9%	141,315	4.7%
Non-Agency RMBS	186,452	5.3%	191,728	6.3%
Residential mortgage loans and REO(4)	2,434,367	69.4%	2,017,219	66.6%
Non-Dollar Denominated:
CLOs(2)	1,939	0.1%	3,092	0.1%
Consumer loans and ABS backed by consumer loans	5	—%	213	—%
Corporate debt and equity	487	—%	13	—%
RMBS(6)	24,543	0.7%	25,846	0.9%
Total Long Credit Portfolio	$3,503,501	100.0%	$3,026,389	100.0%
Less: Non-retained tranches of consolidated securitization trusts	1,202,644		961,495
Total Long Credit Portfolio excluding non-retained tranches of consolidated securitization trusts	$2,300,857		$2,064,894
(1)This information does not include U.S. Treasury securities, securities sold short, or financial derivatives.
(2)Includes equity investments in securitization-related vehicles.
(3)Includes corporate loans to certain loan origination entities in which the Company holds an equity investment.
(4)In accordance with U.S. GAAP, REO is not considered a financial instrument and as a result is included at the lower of cost or fair value.
(5)Includes equity investments in unconsolidated entities holding small balance commercial mortgage loans and REO.
(6)Includes an equity investment in an unconsolidated entity holding European RMBS.
Agency RMBS Portfolio

	March 31, 2022		December 31, 2021
($ in thousands)	Fair Value	%	Fair Value	%
Long Agency RMBS:
Fixed Rate	$1,417,717	94.3%	$1,600,862	94.3%
Floating Rate	8,938	0.6%	9,456	0.6%
Reverse Mortgages	49,216	3.3%	53,010	3.1%
IOs	26,620	1.8%	33,288	2.0%
Total Long Agency RMBS	$1,502,491	100.0%	$1,696,616	100.0%
The following table summarizes the Company's outstanding borrowings and debt-to-equity ratios as of March 31, 2022 and December 31, 2021.

	March 31, 2022		December 31, 2021
	Outstanding Borrowings(1)	Debt-to-Equity Ratio(2)	Outstanding Borrowings(1)	Debt-to-Equity Ratio(2)
	(In thousands)		(In thousands)
Recourse borrowings(3)(4)	$3,061,579	2.3:1	$2,606,381	2.0:1
Non-recourse borrowings(4)	1,216,542	0.9:1	1,030,172	0.7:1
Total Borrowings	$4,278,121	3.2:1	$3,636,553	2.7:1
Total Equity	$1,322,938		$1,323,556
Recourse borrowings net of unsettled purchases and sales		2.3:1		2.0:1
Total borrowings net of unsettled purchases and sales		3.2:1		2.8:1
(1)Includes borrowings under repurchase agreements, other secured borrowings, other secured borrowings, at fair value, and senior unsecured notes, at par.
(2)Overall debt-to-equity ratio is computed by dividing outstanding borrowings by total equity. The debt-to-equity ratio does not account for liabilities other than debt financings.

(3)Excludes repo borrowings at certain unconsolidated entities that are recourse to the Company. Including such borrowings, the Company's debt-to-equity ratio based on total recourse borrowings is 2.5:1 and 2.0:1 as of March 31, 2022 and December 31, 2021, respectively.
(4)All of the Company's non-recourse borrowings are secured by collateral. In the event of default under a non-recourse borrowing, the lender has a claim against the collateral but not any of the other assets held by the Company or its consolidated subsidiaries. In the event of default under a recourse borrowing, the lender's claim is not limited to the collateral (if any).
The following table summarizes the Company's operating results for the three-month periods ended March 31, 2022 and December 31, 2021:

	Three-Month Period Ended March 31, 2022	Per Share	Three-Month Period Ended December 31, 2021(1)	Per Share
(In thousands, except per share amounts)
Credit:
Interest income and other income(2)	$44,506	$0.76	$41,647	$0.73
Realized gain (loss), net	7,339	0.13	(497)	(0.01)
Unrealized gain (loss), net (3)	(23,832)	(0.41)	(7,704)	(0.13)
Interest rate hedges, net(4)	13,930	0.24	3,903	0.07
Credit hedges and other activities, net(5)	1,420	0.02	(405)	(0.01)
Interest expense(6)	(12,245)	(0.21)	(9,521)	(0.17)
Other investment related expenses	(9,073)	(0.16)	(5,979)	(0.10)
Earnings (losses) from investments in unconsolidated entities	(5,506)	(0.09)	30,318	0.53
Total Credit profit (loss)	16,539	0.28	51,762	0.91
Agency RMBS:
Interest income	8,198	0.14	10,527	0.18
Realized gain (loss), net	(12,398)	(0.21)	(1,116)	(0.02)
Unrealized gain (loss), net	(75,283)	(1.29)	(17,242)	(0.30)
Interest rate hedges and other activities, net(4)	61,172	1.05	7,347	0.13
Interest expense(6)	(1,176)	(0.02)	(958)	(0.02)
Other investment related expenses	(610)	(0.01)	—	—
Total Agency RMBS profit (loss)	(20,097)	(0.34)	(1,442)	(0.03)
Total Credit and Agency RMBS profit (loss)	(3,558)	(0.06)	50,320	0.88
Other interest income (expense), net	(16)	—	(13)	—
Income tax (expense) benefit	6,960	0.12	4	—
Other expenses	(9,884)	(0.17)	(8,215)	(0.14)
Net income (loss) (before incentive fee)	(6,498)	(0.11)	42,096	0.74
Incentive fee	—	—	(3,246)	(0.06)
Net income (loss)	(6,498)	(0.11)	$38,850	$0.68
Less: Dividends on preferred stock	3,824	0.07	2,295	0.04
Less: Net income (loss) attributable to non-participating non-controlling interests	(294)	(0.01)	1,864	0.03
Net income (loss) attributable to common stockholders and participating non-controlling interests	(10,028)	(0.17)	34,691	0.61
Less: Net income (loss) attributable to participating non-controlling interests	(126)		420
Net income (loss) attributable to common stockholders	$(9,902)	$(0.17)	$34,271	$0.61
Weighted average shares of common stock and convertible units(7) outstanding	58,347		57,263
Weighted average shares of common stock outstanding	57,614		56,569
(1)Conformed to current period presentation.
(2)Other income primarily consists of rental income on real estate owned and loan origination fees.
(3)For the three-month period ended March 31, 2022, consists of $(47.3) million of net unrealized losses on securitized non-QM loans, $55.6 million of net unrealized gains on the related other secured borrowings, at fair value, and $(32.1) million of other net unrealized losses. For the three-month period ended December 31, 2021, consists of $(12.2) million of net unrealized losses on securitized non-QM loans, $10.9 million of net unrealized gains on the related other secured borrowings, at fair value, and $(6.4) million of other net unrealized losses.
(4)Includes U.S. Treasury securities, if applicable.
(5)Other activities include certain equity and other trading strategies and related hedges, and net realized and unrealized gains (losses) on foreign currency.
(6)Includes allocable portion of interest expense on the Company's senior unsecured notes.
(7)Convertible units include Operating Partnership units attributable to participating non-controlling interests.

About Ellington Financial
Ellington Financial invests in a diverse array of financial assets, including residential and commercial mortgage loans, residential and commercial mortgage-backed securities, consumer loans and asset-backed securities backed by consumer loans, collateralized loan obligations, non-mortgage and mortgage-related derivatives, equity investments in loan origination companies, and other strategic investments. Ellington Financial is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
The Company will host a conference call at 11:00 a.m. Eastern Time on Friday, May 6, 2022, to discuss its financial results for the quarter ended March 31, 2022. To participate in the event by telephone, please dial (800) 891-3968 at least 10 minutes prior to the start time and reference the conference ID EFCQ122. International callers should dial (785) 424-1675 and reference the same conference ID. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of the Company's web site at www.ellingtonfinancial.com. To listen to the live webcast, please visit www.ellingtonfinancial.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, the Company also posted an investor presentation, that will accompany the conference call, on its website at www.ellingtonfinancial.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Friday, May 6, 2022, at approximately 2:00 p.m. Eastern Time through Friday, May 13, 2022 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 839-5246. International callers should dial (402) 220-2702. A replay of the conference call will also be archived on the Company's web site at www.ellingtonfinancial.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from the Company's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include without limitation management's beliefs regarding the current economic and investment environment and the Company's ability to implement its investment and hedging strategies, performance of the Company's investment and hedging strategies, the Company's exposure to prepayment risk in its Agency portfolio, and statements regarding the drivers of the Company's returns. The Company's results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company's control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of the Company's investments, changes in mortgage default rates and prepayment rates, the Company's ability to borrow to finance its assets, changes in government regulations affecting the Company's business, the Company's ability to maintain its exclusion from registration under the Investment Company Act of 1940; the Company's ability to qualify and maintain its qualification as a real estate investment trust, or "REIT"; and other changes in market conditions and economic trends, including changes resulting from the ongoing spread and economic effects of the novel coronavirus (COVID-19) pandemic, and associated responses to the pandemic. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of the Company's Annual Report on Form 10-K, as amended, which can be accessed through the Company's website at www.ellingtonfinancial.com or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports the Company's files with the SEC, including reports on Forms 10-Q, 10-K and 8-K. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON FINANCIAL INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three-Month Period Ended
	March 31, 2022	December 31, 2021(1)
(In thousands, except per share amounts)
NET INTEREST INCOME
Interest income	$51,074	$49,390
Interest expense	(14,017)	(10,918)
Total net interest income	37,057	38,472
Other Income (Loss)
Realized gains (losses) on securities and loans, net	806	(3,609)
Realized gains (losses) on financial derivatives, net	23,335	7,064
Realized gains (losses) on real estate owned, net	(27)	1,774
Unrealized gains (losses) on securities and loans, net	(151,153)	(35,809)
Unrealized gains (losses) on financial derivatives, net	45,307	4,171
Unrealized gains (losses) on real estate owned, net	(571)	176
Unrealized gains (losses) on other secured borrowings, at fair value, net	55,641	10,899
Other, net	1,220	2,830
Total other income (loss)	(25,442)	(12,504)
EXPENSES
Base management fee to affiliate (Net of fee rebates of $657 and $1,809, respectively)	4,266	3,115
Incentive fee to affiliate	—	3,246
Investment related expenses:
Servicing expense	1,524	1,280
Debt issuance costs related to Other secured borrowings, at fair value	2,232	1,586
Debt issuance costs related to Senior notes, at fair value	3,615	—
Other	2,312	3,113
Professional fees	1,177	1,979
Compensation expense	2,560	1,357
Other expenses	1,881	1,764
Total expenses	19,567	17,440
Net Income (Loss) before Income Tax Expense (Benefit) and Earnings from Investments in Unconsolidated Entities	(7,952)	8,528
Income tax expense (benefit)	(6,960)	(4)
Earnings (losses) from investments in unconsolidated entities	(5,506)	30,318
Net Income (Loss)	(6,498)	38,850
Net Income (Loss) Attributable to Non-Controlling Interests	(420)	2,284
Dividends on Preferred Stock	3,824	2,295
Net Income (Loss) Attributable to Common Stockholders	$(9,902)	$34,271
Net Income (Loss) per Common Share:
Basic and Diluted	$(0.17)	$0.61
Weighted average shares of common stock outstanding	57,614	56,569
Weighted average shares of common stock and convertible units outstanding	58,347	57,263
(1)Conformed to current period presentation.

ELLINGTON FINANCIAL INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
(In thousands, except share amounts)	March 31, 2022	December 31, 2021(1)
ASSETS
Cash and cash equivalents	$363,529	$92,661
Restricted cash	175	175
Securities, at fair value	1,877,529	2,087,360
Loans, at fair value	2,884,627	2,415,321
Investments in unconsolidated entities, at fair value	219,303	195,643
Real estate owned	24,533	24,681
Financial derivatives–assets, at fair value	65,082	18,894
Reverse repurchase agreements	131,243	123,250
Due from brokers	122,825	93,549
Investment related receivables	134,460	122,175
Other assets	3,959	3,710
Total Assets	$5,827,265	$5,177,419
LIABILITIES
Securities sold short, at fair value	$79,679	$120,525
Repurchase agreements	2,717,638	2,469,763
Financial derivatives–liabilities, at fair value	16,528	12,298
Due to brokers	36,043	2,233
Investment related payables	59,375	39,048
Other secured borrowings	47,941	96,622
Other secured borrowings, at fair value	1,216,542	984,168
Senior notes, net	85,890	85,802
Senior notes, at fair value	210,000	—
Base management fee payable to affiliate	4,266	3,115
Incentive fee payable to affiliate	—	3,246
Dividend payable	11,615	10,375
Interest payable	3,749	4,570
Accrued expenses and other liabilities	15,061	22,098
Total Liabilities	4,504,327	3,853,863
EQUITY
Preferred stock, par value $0.001 per share, 100,000,000 shares authorized; 9,420,421 and 9,400,000 shares issued and outstanding, and $235,511 and $235,000 aggregate liquidation preference, respectively(2)	227,432	226,939
Common stock, par value $0.001 per share, 100,000,000 shares authorized; 59,662,263 and 57,458,169 shares issued and outstanding, respectively(3)	60	58
Additional paid-in-capital	1,199,958	1,161,603
Retained earnings (accumulated deficit)	(133,370)	(97,279)
Total Stockholders' Equity	1,294,080	1,291,321
Non-controlling interests	28,858	32,235
Total Equity	1,322,938	1,323,556
TOTAL LIABILITIES AND EQUITY	$5,827,265	$5,177,419
SUPPLEMENTAL PER SHARE INFORMATION:
Book Value Per Common Share(4)	$17.74	$18.39
(1)Derived from audited financial statements as of December 31, 2021.
(2)Preferred shares issued and outstanding at March 31, 2022, includes 20,421 preferred shares issued during the quarter under the Company's at-the-market preferred stock offering program.
(3)Common shares issued and outstanding at March 31, 2022, includes 2,185,000 shares of common stock issued during the quarter under the Company's at-the-market common stock offering program.
(4)Based on total stockholders' equity less the aggregate liquidation preference of the Company's preferred stock outstanding.

Reconciliation of Net Income (Loss) to Core Earnings
The Company calculates Core Earnings as U.S. GAAP net income (loss) as adjusted for: (i) realized and unrealized gain (loss) on securities and loans, REO, financial derivatives (excluding periodic settlements on interest rate swaps), other secured borrowings, at fair value, and foreign currency transactions; (ii) incentive fee to affiliate; (iii) Catch-up Premium Amortization Adjustment (as defined below); (iv) non-cash equity compensation expense; (v) provision for income taxes; (vi) certain non-capitalized transaction costs; and (vii) other income or loss items that are of a non-recurring nature. For certain investments in unconsolidated entities, the Company includes the relevant components of net operating income in Core Earnings. The Catch-up Premium Amortization Adjustment is a quarterly adjustment to premium amortization triggered by changes in actual and projected prepayments on the Company's Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). The adjustment is calculated as of the beginning of each quarter based on the Company's then-current assumptions about cashflows and prepayments, and can vary significantly from quarter to quarter.
Core Earnings is a supplemental non-GAAP financial measure. The Company believes that the presentation of Core Earnings provides a consistent measure of operating performance by excluding the impact of gains and losses and other adjustments listed above from operating results. The Company believes that Core Earnings provides information useful to investors because it is a metric that the Company uses to assess its performance and to evaluate the effective net yield provided by its portfolio. In addition, the Company believes that presenting Core Earnings enables its investors to measure, evaluate, and compare its operating performance to that of its peers. However, because Core Earnings is an incomplete measure of the Company's financial results and differs from net income (loss) computed in accordance with U.S. GAAP, it should be considered supplementary to, and not as a substitute for, net income (loss) computed in accordance with U.S. GAAP.
The following table reconciles, for the three-month periods ended March 31, 2022 and December 31, 2021, the Company's Core Earnings to the line on the Company's Consolidated Statement of Operations entitled Net Income (Loss), which the Company believes is the most directly comparable U.S. GAAP measure:

	Three-Month Period Ended
(In thousands, except per share amounts)	March 31, 2022	December 31, 2021(1)
Net Income (Loss)	$(6,498)	$38,850
Income tax expense (benefit)	(6,960)	(4)
Net income (loss) before income tax expense	(13,458)	38,846
Adjustments:
Realized (gains) losses on securities and loans, net	(806)	3,609
Realized (gains) losses on financial derivatives, net	(23,335)	(7,064)
Realized (gains) losses on real estate owned, net	27	(1,774)
Unrealized (gains) losses on securities and loans, net	151,153	35,809
Unrealized (gains) losses on financial derivatives, net	(45,307)	(4,171)
Unrealized (gains) losses on real estate owned, net	571	(176)
Unrealized (gains) losses on other secured borrowings, at fair value, net	(55,641)	(10,899)
Other realized and unrealized (gains) losses, net(2)	83	172
Net realized gains (losses) on periodic settlements of interest rate swaps	(1,702)	(470)
Net unrealized gains (losses) on accrued periodic settlements of interest rate swaps	561	(716)
Incentive fee to affiliate	—	3,246
Non-cash equity compensation expense	288	254
Negative (positive) component of interest income represented by Catch-up Premium Amortization Adjustment	634	(1,250)
Non-capitalized transaction costs and other expense adjustments	6,337	2,762
(Earnings) losses from investments in unconsolidated entities(3)	7,800	(28,563)
Total Core Earnings	$27,205	$29,615
Dividends on preferred stock	3,824	2,295
Core Earnings attributable to non-controlling interests	175	2,421
Core Earnings Attributable to Common Stockholders	$23,206	$24,899
Core Earnings Attributable to Common Stockholders, per share	$0.40	$0.44
(1)Conformed to current period presentation.
(2)Includes realized and unrealized gains (losses) on foreign currency included in Other, net, on the Condensed Consolidated Statement of Operations.
(3)Adjustment represents, for certain investments in unconsolidated entities, the net realized and unrealized gains and losses of the underlying investments of such entities.